Exhibit 99.1

ConocoPhillips reports fourth-quarter and full-year 2023 results, 123% preliminary reserve replacement ratio; announces 2024 guidance and planned return of capital of $9B; declares quarterly ordinary dividend and variable return of cash distribution
HOUSTON-Feb. 8, 2024--ConocoPhillips (NYSE: COP) today reported fourth-quarter 2023 earnings of $3.0 billion, or $2.52 per share, compared with fourth-quarter 2022 earnings of $3.2 billion, or $2.61 per share. Excluding special items, fourth-quarter 2023 adjusted earnings were $2.9 billion, or $2.40 per share, compared with fourth-quarter 2022 adjusted earnings of $3.4 billion, or $2.71 per share. Special items for the current quarter were comprised of a benefit related to the reversal of a tax reserve, partially offset by a loss on foreign exchange contracts.

Full-year 2023 earnings were $11.0 billion, or $9.06 per share, compared with full-year 2022 earnings of $18.7 billion, or $14.57 per share. Excluding special items, full-year 2023 adjusted earnings were $10.6 billion or $8.77 per share, compared with full-year 2022 adjusted earnings of $17.3 billion, or $13.52 per share.

“During 2023, ConocoPhillips continued to demonstrate strong financial and operational performance, executing on our returns-focused value proposition,” said Ryan Lance, chairman and chief executive officer. “We achieved record production, reached several key milestones across our global operations and returned $11 billion to shareholders. We also continued to enhance our portfolio by opportunistically acquiring the remaining 50% of Surmont, reaching a final investment decision on the Willow project in Alaska and further progressing our global LNG strategy. We remain committed to our Triple Mandate of responsibly and reliably meeting energy transition pathway demand, delivering competitive returns on and of capital, and achieving our net-zero operational emissions ambition. Our deep, durable, and diversified portfolio continues to generate robust cash flow, enabling us to start the year with a $9 billion return of capital target.”
Full-year summary and recent announcements
•Generated cash provided by operating activities of $20.0 billion and cash from operations (CFO) of $21.3 billion.
•Distributed $11.0 billion to shareholders through a three-tier framework, including $5.6 billion through the ordinary dividend and variable return of cash (VROC) and $5.4 billion through share repurchases.
•Achieved 17% return on capital employed; 19% cash-adjusted return on capital employed.
•Ended the year with cash and short-term investments of $6.9 billion.
•Delivered record full-year total company and Lower 48 production of 1,826 thousand barrels of oil equivalent per day (MBOED) and 1,067 MBOED, respectively.
•Acquired the remaining 50% interest in Surmont for approximately $2.7 billion as well as future contingent payments of up to $0.4 billion CAD ($0.3 billion).
•Made final investment decision (FID) on the Willow project.
•Progressed global LNG strategy through expansion in Qatar, FID at Port Arthur LNG, regasification agreements in the Netherlands and offtake agreements in Mexico.
•Reached first production at several subsea tiebacks in Norway, Surmont Pad 267 in Canada and Bohai Phase 4B in China.
•Commenced startup at the second phase of Montney’s central processing facility in Canada.
•Awarded Gold Standard Pathway designation by Oil and Gas Methane Partnership 2.0.
•Accelerated the company’s GHG emissions-intensity reduction target through 2030 from 40-50% to 50-60%, using a 2016 baseline.

ConocoPhillips reports fourth-quarter and full-year 2023 results, 123% preliminary reserve replacement ratio; announces 2024 guidance and planned return of capital of $9B; declares quarterly ordinary dividend and variable return of cash distribution
Return of capital update
ConocoPhillips announced its 2024 planned return of capital to shareholders of $9 billion. The company declared an ordinary dividend of $0.58 per share and a VROC of $0.20 per share, both payable March 1, 2024, to stockholders of record at the close of business on Feb. 19, 2024.
Fourth-quarter review
Production for the fourth quarter of 2023 was 1,902 MBOED, an increase of 144 MBOED from the same period a year ago. After adjusting for impacts from closed acquisitions and dispositions, fourth-quarter 2023 production increased 75 MBOED or 4% from the same period a year ago.

Lower 48 delivered production of 1,086 MBOED, including 750 MBOED from the Permian, 211 MBOED from the Eagle Ford and 110 MBOED from the Bakken. First production was achieved at several subsea tiebacks in Norway, Surmont Pad 267 in Canada and Bohai Phase 4B in China.

Earnings decreased from the fourth quarter of 2022 primarily due to lower prices, partially offset by increased volumes and benefits from special items including the reversal of a tax reserve. Adjusted earnings decreased due to lower prices, partially offset by higher volumes. The company’s total average realized price was $58.21 per BOE, 18% lower than the $71.05 per BOE realized in the fourth quarter of 2022.

For the quarter, cash provided by operating activities was $5.3 billion. Excluding a $0.2 billion change in working capital, ConocoPhillips generated CFO of $5.5 billion. The company completed the acquisition of the remaining 50% interest in Surmont for $2.7 billion. In addition, the company funded $2.9 billion of capital expenditures and investments, paid $1.4 billion in ordinary dividends and VROC, and repurchased $1.1 billion of shares.
Full-year review
Production for 2023 was 1,826 MBOED, an increase of 88 MBOED from the same period a year ago. After adjusting for impacts from closed acquisitions and dispositions, production increased 73 MBOED or 4% from the same period a year ago.
The company’s total average realized price during this period was $58.39 per BOE, 27% lower than the $79.82 per BOE realized in 2022.
In 2023, cash provided by operating activities was $20.0 billion. Excluding a $1.4 billion change in working capital, ConocoPhillips generated CFO of over $21.3 billion and received disposition proceeds of $0.6 billion. The company completed the acquisition of the remaining 50% interest in Surmont for $2.7 billion using long-term debt issuances, funded $11.2 billion in capital expenditures and investments, paid $5.6 billion in ordinary dividends and VROC, and repurchased shares of $5.4 billion.
Reserves update
Preliminary 2023 year-end proved reserves are 6.8 billion barrels of oil equivalent (BBOE), with a total reserve replacement ratio of 123%.
Final information related to the company’s 2023 oil and gas reserves will be provided in ConocoPhillips’ Annual Report on the Form 10-K, to be filed with the SEC in February.

ConocoPhillips reports fourth-quarter and full-year 2023 results, 123% preliminary reserve replacement ratio; announces 2024 guidance and planned return of capital of $9B; declares quarterly ordinary dividend and variable return of cash distribution
Outlook
The company’s 2024 total capital expenditure guidance is $11.0 to $11.5 billion.

The company’s 2024 production guidance is 1.91 to 1.95 million barrels of oil equivalent per day (MMBOED). First-quarter 2024 production is expected to be 1.88 to 1.92 MMBOED.

Guidance for 2024 includes adjusted operating cost of $8.9 to $9.1 billion, adjusted corporate segment net loss of $1.0 to $1.1 billion and depreciation, depletion and amortization of $9.4 to $9.6 billion. Guidance excludes special items.
ConocoPhillips will host a conference call today at noon Eastern time to discuss this announcement. To listen to the call and view related presentation materials and supplemental information, go to
www.conocophillips.com/investor. A recording and transcript of the call will be posted afterward.
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About ConocoPhillips
ConocoPhillips is one of the world’s leading exploration and production companies based on both production and reserves, with a globally diversified asset portfolio. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 13 countries, $96 billion of total assets, and approximately 9,900 employees at Dec. 31, 2023. Production averaged 1,826 MBOED for the twelve months ended Dec. 31, 2023, and preliminary proved reserves were 6.8 BBOE as of Dec. 31, 2023.

For more information, go to www.conocophillips.com.
Contacts
Dennis Nuss (media)
281-293-1149
dennis.nuss@conocophillips.com
Investor Relations
281-293-5000
investor.relations@conocophillips.com
CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events, plans and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Words and phrases such as “ambition”, “anticipate," “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict," “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Factors that could cause actual results or events to differ materially from what is presented include changes in commodity prices, including a prolonged decline in these prices relative to historical or future expected levels; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes resulting from any ongoing military conflict, including the conflicts in Ukraine and the Middle East, and the global response to such conflict, security threats on facilities and infrastructure, or from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company

ConocoPhillips reports fourth-quarter and full-year 2023 results, 123% preliminary reserve replacement ratio; announces 2024 guidance and planned return of capital of $9B; declares quarterly ordinary dividend and variable return of cash distribution or third-party actions in response to such changes; insufficient liquidity or other factors, such as those listed herein, that could impact our ability to repurchase shares and declare and pay dividends such that we suspend our share repurchase program and reduce, suspend, or totally eliminate dividend payments in the future, whether variable or fixed; changes in expected levels of oil and gas reserves or production; potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks or unsuccessful exploratory activities; unexpected cost increases, inflationary pressures or technical difficulties in constructing, maintaining or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; public health crises, including pandemics (such as COVID-19) and epidemics and any impacts or related company or government policies or actions; investment in and development of competing or alternative energy sources; potential failures or delays in delivering on our current or future low-carbon strategy, including our inability to develop new technologies; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships or governmental policies, including the imposition of price caps, or the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business, including any sanctions imposed as a result of any ongoing military conflict, including the conflicts in Ukraine and the Middle East; our ability to collect payments when due, including our ability to collect payments from the government of Venezuela or PDVSA; our ability to complete any announced or any future dispositions or acquisitions on time, if at all; the possibility that regulatory approvals for any announced or any future dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of the transactions or our remaining business; business disruptions following any announced or future dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced or any future dispositions in the manner and timeframe we anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation, including litigation related directly or indirectly to our transaction with Concho Resources Inc.; the impact of competition and consolidation in the oil and gas industry; limited access to capital or insurance or significantly higher cost of capital or insurance related to illiquidity or uncertainty in the domestic or international financial markets or investor sentiment; general domestic and international economic and political conditions or developments, including as a result of any ongoing military conflict, including the conflicts in Ukraine and the Middle East; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from accidents, extraordinary weather events, civil unrest, political events, war, terrorism, cybersecurity threats or information technology failures, constraints or disruptions; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term “resource” in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.
Use of Non-GAAP Financial Information – To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share (EPS), cash from operations (CFO), adjusted operating costs, adjusted corporate segment net loss, return on capital employed (ROCE) and cash adjusted ROCE.

The company believes that the non-GAAP measure adjusted earnings (both on an aggregate and a per-share basis), adjusted operating costs and adjusted corporate segment net loss are useful to investors to help facilitate comparisons of the company’s operating performance associated with the company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies by excluding items that do not directly relate to the company’s core business operations. Adjusted earnings is defined as earnings removing the impact of special items. Adjusted EPS is a measure of the company’s diluted net earnings per share excluding special items. Adjusted operating costs is defined as the sum of production and operating expenses and selling, general and administrative expenses, adjusted to exclude expenses that do not directly relate to the company’s core business operations and are included as adjustments to arrive at adjusted earnings to the extent those adjustments impact operating costs. Beginning in 2024, the company will utilize a definition of adjusted operating costs that no longer includes exploration general and administrative expenses, geological and geophysical and lease rental and other expenses. The company believes this revised definition will serve as a more useful tool for comparison against the performance and cost structures of peer companies and will be more easily understood by the investment community. Adjusted corporate segment net loss is defined as corporate and other segment earnings adjusted for special items. The company further believes that the non-GAAP measure CFO is useful to investors to help understand changes in cash provided by operating activities excluding the timing effects associated with operating working capital changes across periods on a consistent basis and with the performance of peer companies. ROCE is a measure of the profitability of the company’s capital employed in its business operations compared with that of its peers. The company calculates ROCE as a ratio, the numerator of which is net income, and the denominator of which is average total equity plus average total debt. The net income is adjusted for after-tax interest expense, for the purposes of measuring efficiency of debt capital used in operations; net income is also adjusted for non-operational or special items impacts to allow for comparability in the long-term view across periods. The company believes ROCE is a good indicator of long-term company and management performance as it relates to capital efficiency, both absolute and relative to the company’s primary peer group. The basis of cash adjusted ROCE utilizes ROCE as defined above and further adjusts for cash and cash equivalents, restricted cash, and short-term investments as well as the after-tax interest income generated by these capital sources, as the company may retain these sources for other strategic purposes and not fully employ such capital for use in operations. As such, cash

ConocoPhillips reports fourth-quarter and full-year 2023 results, 123% preliminary reserve replacement ratio; announces 2024 guidance and planned return of capital of $9B; declares quarterly ordinary dividend and variable return of cash distribution adjusted ROCE is useful for comparability across periods that may be cyclically impacted by significant cash-related transactions. The company believes that the above-mentioned non-GAAP measures, when viewed in combination with the company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the company’s business and performance. The company’s Board of Directors and management also use these non-GAAP measures to analyze the company’s operating performance across periods when overseeing and managing the company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included in the release.

Other Terms – This news release also contains the term pro forma underlying production. Pro forma underlying production reflects the impact of closed acquisitions and closed dispositions as of December 31, 2023. The impact of closed acquisitions and dispositions assumes a closing date of January 1, 2022. The company believes that underlying production is useful to investors to compare production reflecting the impact of closed acquisitions and dispositions on a consistent go-forward basis across periods and with peer companies. Return of capital is defined as the total of the ordinary dividend, share repurchases and variable return of cash (VROC). Reserve replacement is defined by the company as a ratio representing the change in proved reserves, net of production, divided by current year production. The company believes that total reserve replacement is useful to investors to help understand how changes in proved reserves, net of production compare with the company’s current year production.

References in the release to earnings refer to net income.

ConocoPhillips reports fourth-quarter and full-year 2023 results, 123% preliminary reserve replacement ratio; announces 2024 guidance and planned return of capital of $9B; declares quarterly ordinary dividend and variable return of cash distribution

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	4Q23				4Q22				2023 FY				2022 FY
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$3,007	$2.52			$3,249	$2.61			$10,957	$9.06			$18,680	$14.57
Adjustments:
(Gain) loss on asset sales¹	—	—	—	—	(21)	5	(16)	(0.01)	(94)	(6)	(100)	(0.08)	(968)	200	(768)	(0.59)
Tax adjustments	—	(203)	(203)	(0.17)	—	(23)	(23)	(0.02)	—	(347)	(347)	(0.30)	—	(531)	(531)	(0.42)
(Gain) loss on CVE shares	—	—	—	—	—	—	—	—	—	—	—	—	(251)	—	(251)	(0.19)
Gain on debt extinguishment and exchange fees	—	—	—	—	—	—	—	—	—	—	—	—	(44)	52	8	—
Transaction and restructuring expenses	—	—	—	—	—	—	—	—	—	—	—	—	28	(8)	20	0.01
(Gain) loss on FX derivative	73	(15)	58	0.05	—	—	—	—	132	(27)	105	0.09	10	(2)	8	—
Pending claims and settlements	—	—	—	—	87	(21)	66	0.05	—	—	—	—	67	8	75	0.06
Exploration Expenses	—	—	—	—	129	(30)	99	0.08	—	—	—	—	129	(30)	99	0.08
Adjusted earnings / (loss)			$2,862	$2.40			$3,375	$2.71			$10,615	$8.77			$17,340	$13.52
[1]Includes 3Q23 divestiture of Lower 48 equity investment.
The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Table 2: Reconciliation of net cash provided by operating activities to cash from operations
$ Millions, Except as Indicated

	4Q23	2023 FY
Net Cash Provided by Operating Activities	5,263	19,965

Adjustments:
Net operating working capital changes	(231)	(1,382)
Cash from operations	5,494	21,347

ConocoPhillips reports fourth-quarter and full-year 2023 results, 123% preliminary reserve replacement ratio; announces 2024 guidance and planned return of capital of $9B; declares quarterly ordinary dividend and variable return of cash distribution

ConocoPhillips
Table 3: Return on capital employed (ROCE) and cash adjusted ROCE
$ Millions, Except as Indicated
	ROCE		CASH ADJUSTED ROCE
Numerator	2023 FY	2022 FY	2023 FY	2022 FY
Net Income (loss)	10,957	18,680	10,957	18,680
Adjustment to exclude special items	(342)	(1,340)	(342)	(1,340)
Net income attributable to noncontrolling interests	—	—	—	—
After-tax interest expense	616	641	616	641
After-tax interest income	—	—	(324)	(152)
ROCE Earnings	11,231	17,981	10,907	17,829

Denominator
Average total equity¹	47,925	48,801	47,925	48,801
Average total debt²	17,470	17,742	17,470	17,742
Average total cash³	—	—	(8,444)	(8,589)
Average capital employed	65,395	66,543	56,951	57,953

ROCE (percent)	17%	27%	19%	31%

¹Average total equity is the average of beginning total equity and ending total equity by quarter.
²Average total debt is the average of beginning long-term debt and short-term debt and ending long-term debt and short-term debt by quarter.
[3]Average total cash is the average of beginning cash, cash equivalents, restricted cash and short-term investments and ending cash, cash equivalents, restricted cash and short-term investments by quarter.

ConocoPhillips
Table 4: Reconciliation of reported production to pro forma underlying production
MBOED, Except as Indicated

	4Q23	4Q22	2023 FY	2022 FY
Total Reported ConocoPhillips Production	1,902	1,758	1,826	1,738

Closed Dispositions[1]	—	(4)	(1)	(21)
Closed Acquisitions[2]	2	75	50	80
Total Pro Forma Underlying Production	1,904	1,829	1,875	1,797

Estimated Uplift from 2 to 3 stream conversion[3]	—	—	—	5

[1]Includes production related to the 2022 Indonesia disposition and various Lower 48 dispositions.
[2]Includes production related to the acquisition of an additional 50% interest in Surmont, an additional 10% shareholding interest in APLNG, an additional 4% shareholding interest in Libya and a Lower 48 bolt-on acquisition.

[3]Estimated production impacts from the conversion of Concho two-stream contracted volumes to a three-stream (crude oil, natural gas and natural gas liquids) reporting basis, which are not included in Total Production and Total Underlying Production.

ConocoPhillips reports fourth-quarter and full-year 2023 results, 123% preliminary reserve replacement ratio; announces 2024 guidance and planned return of capital of $9B; declares quarterly ordinary dividend and variable return of cash distribution

ConocoPhillips
Table 5: Reconciliation of production and operating expenses to adjusted operating costs
$ Millions, Except as Indicated

	2023 FY	2024 FY Guidance
Production and Operating Expenses	7,693	8,300 - 8,400
Selling, general and administrative (G&A) expenses	705	600 - 700
Operating Costs	8,398	8,900 - 9,100

Adjustments to exclude special items:
None	—	—
Adjusted operating costs	8,398	8,900 - 9,100
*Beginning with 2024 guidance, this measure no longer includes exploration G&A, G&G, and lease rentals in the calculation of Operating Costs. Total exploration G&A, G&G, and lease rentals for full-year 2023 were $0.2B. Additional details can be found in the non-GAAP reconciliations posted on the company's website.

ConocoPhillips
Table 6: Reconciliation of adjusted corporate segment net loss
$ Millions, Except as Indicated

	2023 FY	2024 FY Guidance
Corporate and Other Earnings	(821)	(1,000) - (1,100)
Adjustments to exclude special items:
(Gain) loss on FX derivative	132	—
Income tax on special items	(27)	—
Adjusted corporate segment net loss	(716)	(1,000) - (1,100)

ConocoPhillips
Table 7: Calculation of reserve replacement ratio
MMBOE, Except as Indicated

End of 2022	6,599
End of 2023	6,758
Change in reserves	159

Production¹	678

Change in reserves excluding production¹	837

2023 preliminary reserve replacement ratio	123%
[1]Production includes fuel gas.